EXHIBIT 14.1
CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICERS AND
SENIOR FINANCIAL OFFICERS
The Chief Executive Officer and Co-Chief Executive Officers (“CEOs”) and all senior financial officers, including the chief financial officer and principal accounting officer of Tramford International Limited, and of any other subsidiary that becomes subject to the periodic reporting requirements under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, are bound by the provisions set forth in this Code of Ethics relating to ethical conduct, conflicts of interest, compliance with law and standards designed to deter wrongdoing. The CEOs and senior financial officers are subject to the following specific policies:
1. The CEOs and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the CEOs and each senior financial officer promptly to bring to the attention of the Audit Committee of Tramford International Limited any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities as specified in the Company’s financial reporting policies and applicable law.
2. The CEOs and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have which he or she reasonable believes reflects or indicates (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting Audits or internal controls or (c) any attempt to improperly influence, coerce or mislead the Company’s independent auditors in violation of Section 303(a) of the Sarbanes-Oxley Act of 2002 and the rules of the SEC passed thereunder.
3. The CEOs and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEOs and to the Audit Committee any information he or she may have which he or she reasonable believes reflects or indicates a violation of this Code of Ethics or any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting Audits or internal controls.
4. The CEOs and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEOs and to the Audit Committee any information he or she may have which he or she reasonable believes indicates a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.
5. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Ethics or of these additional procedures by the CEOs and the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation and the action to be taken, which action may include censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) or termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including without limitation the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.
6. Any waiver of this Code of Ethics may be made only by the Board of Directors of the Company and shall be disclosed to the persons in the manner provided by applicable law and by any regulatory agency having authority over the Company.